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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                              NEWS RELEASE


                            CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                 (717) 264-7161, EXTENSION 4465

                    TB WOOD'S REPORTS RESULTS FOR THE SECOND
                QUARTER OF 2006 AND DECLARES QUARTERLY DIVIDEND

CHAMBERSBURG, PA, (JULY 24, 2006) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the second quarter ended June 30, 2006 was $0.9 million, or $0.24 per share compared to net income of $0.5 million, or $0.10 per share, for the second quarter 2005. Revenues for the second quarter 2006 were $29.8 million, a 6.8% increase from $27.8 million for the prior year's second quarter.

For the six months ended June 30, 2006, net income was $1.6 million or $0.41 per share compared to net income of $0.9 million, or $0.17 per share, for the six months ended July 1, 2005. Year to date revenues through the end of the second quarter 2006 were $59.2 million, a 6.5% increase from $55.6 million for the prior year.

William T. Fejes, President and CEO, said, "We are pleased to report very solid financial performance for the Company's second quarter of the year. Our operating performance continued to improve strongly with earnings increased 140% or 14 cents per share year-over-year on a 6.8% revenue increase. Year to date our earnings are up 24 cents per share or 141%. For the second quarter, price increases, higher volume, and continued focus on lean cost improvement initiatives resulted in the Company's gross margins increasing by 2.2 percentage points to 31.9% and operating income increasing 68% to $2.4 million versus $1.4 million in the second quarter of last year. For the balance of 2006, we expect continued performance improvement as the market for our mechanical products continues to gain strength, we continue to fill out our new line of electronic products, and we move forward with profit improvement initiatives."

On July 19, 2006, the Company's Board of Directors declared a dividend of $0.09 per share on its Common Stock, par value $0.01 per share. The dividend is payable on August 11, 2006 to shareholders of record on August 4, 2006.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.


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                             TB WOOD'S CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  Second quarter ended                 Six months ended
                                                           ----------------------------------- ----------------------------------
                                                               June 30,          July 1,           June 30,          July 1,
                                                                 2006              2005              2006             2005
---------------------------------------------------------- ----------------- ----------------- ----------------- ----------------

Net sales                                                        $29,750           $27,844           $59,169           $55,555
Cost of goods sold                                                20,255            19,568            40,570            39,126
                                                           ----------------- ----------------- ----------------- ----------------

Gross profit                                                       9,495             8,276            18,599            16,429

Selling, general and administrative expense                        7,139             6,874            14,440            13,734
                                                           ----------------- ----------------- ----------------- ----------------

Operating income                                                   2,356             1,402             4,159             2,695

Interest expense and other finance charges                           943               524             1,788             1,140
                                                           ----------------- ----------------- ----------------- ----------------

Income before provision for income taxes                           1,413               878             2,371             1,555

Provision for income taxes                                           466               381               782               686
                                                           ----------------- ----------------- ----------------- ----------------

Net income                                                       $   947           $   497         $   1,589           $   869
                                                           ================= ================= ================= ================

PER SHARE AMOUNTS - BASIC AND DILUTED:

   Basic net income per common share                                $0.25             $0.10             $0.43             $0.17
                                                           ================= ================= ================= ================

   Diluted net income per common share                              $0.24             $0.10             $0.41             $0.17
                                                           ================= ================= ================= ================

   Basic weighted average shares of common stock and
     equivalents outstanding                                       3,721             5,183             3,722             5,181
                                                           ================= ================= ================= ================

   Diluted weighted average shares of common stock and
     equivalents outstanding                                       3,935             5,183             3,905             5,181
                                                           ================= ================= ================= ================